CUSIP No. 63546L102	13G	Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to certain shares of the common stock of National Commerce Corporation and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

     The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

     IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement as of January 12, 2015.

/s/ C. Phillip McWane
C. Phillip McWane

THE CHARLES PHILLIP McWANE 2011 GRANTOR RETAINED ANNUITY TRUST

By: Regions Bank, as Trustee

/s/ Barbara Screven
By:	Barbara Screven
Its:	Vice President